SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2011

ALERIS INTERNATIONAL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-173180	27-1539680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122

(Address of Principal Executive Offices, including Zip Code)

(216) 910-3400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On December 7, 2011, Ara Abrahamian, a member of the Board of Directors (the “Board”) of Aleris International, Inc. (the “Company”), resigned from his position on the Board. Mr. Abrahamian’s decision to resign from his position on the Board did not involve any disagreement with the Company, Company management, the Oaktree Funds (as defined below) or the Board.

Appointment of Director

On December 7, 2011, Robert O’Leary was appointed to serve as a member of the Board to fill the vacancy left by the resignation of Mr. Abrahamian. Mr. O’Leary was designated by the investment funds managed by Oaktree Capital Management, L.P. (“Oaktree”) and their subsidiaries that are invested in our parent company, Aleris Corporation (collectively, the “Oaktree Funds”), to serve as a director and fill the vacancy left by Mr. Abrahamian’s resignation. Under a stockholders agreement among Aleris Corporation and its stockholders, the Oaktree Funds have the right to designate certain directors to our and Aleris Corporation’s boards of directors. Mr. Abrahamian had been designated as a director by the Oaktree Funds.

Mr. O’Leary will receive compensation for his services as a director consistent with the Company’s current policies for compensation of Oaktree directors, including an annual retainer of $50,000 payable in equal installments at the end of each calendar quarter with respect to service on the Board. In addition, it is anticipated that Aleris Corporation’s compensation committee will consider certain equity awards to Mr. O’Leary under the Aleris Corporation 2010 Equity Incentive Plan as further compensation for his director service. The types and amounts of such equity awards, if any, have not yet been determined.

For each of the directors designated by the Oaktree Funds, all cash and non-cash compensation paid to the Oaktree directors with respect to their service as one of our directors is turned over to an Oaktree affiliate pursuant to an agreement between Oaktree and the Oaktree director as part of his or her employment with Oaktree.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALERIS INTERNATIONAL, INC.

Date: December 13, 2011	/s/ Kelly R. Thomas
By: Kelly R. Thomas
Its: Vice President and Treasurer